Exhibit 99.1
[ONEOK Logo]	News
May 2, 2006	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Lori Moreno
512-370-8340

ONEOK's Texas Gas Service Unit

Receives Approval to Increase Rates

TULSA, Okla. -- May 2, 2006 --- ONEOK, Inc. (NYSE: OKE) announced that its Texas Gas Service division received approval to implement new rates in two of its service areas. The implementation will affect 56,500 customers and will increase annual revenues by $2.5 million. The new rates went into effect on April 28, 2006.

The first of the two areas consists of 11 cities between Abilene and Ft. Worth. The request was approved for $865,000, or a 4.2 percent increase, in revenue and includes an approved return on equity of 10.85 percent.

Texas Gas Service also received approval to increase rates in its service area in south Jefferson County, which includes the city of Port Arthur. The cities agreed to a $1.6 million increase in revenue, or 9 percent, and an approved return on equity of 11 percent.

"Settlements of these rate cases allow us to continue to make investments that deliver value to our customers," said Roger Mitchell, Texas Gas Service president.

"In both service areas, we focused on restructuring our rates to increase the monthly demand-fee and lower the volumetric charges. In addition, the agreements reduce the impact of weather and provide mechanisms that improve the recovery of the fuel-related portion of bad debt. These rate structures are designed to produce more consistent earnings and cash flow," Mitchell added.

Texas Gas Service also has a rate case pending approval in the Rio Grande Valley.

Approval of these new rates followed negotiations and review by the local authorities.

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ONEOK is the general partner and owns 45.7 percent of Northern Border Partners, L.P. (NYSE:NBP), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. ONEOK's energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

Texas Gas Service provides natural gas service to approximately 565,000 customers in the state of Texas, including customers in Austin, El Paso, the Gulf Coast and the Rio Grande Valley. Texas Gas Service is a division of Tulsa, Okla.-based ONEOK, Inc.

For information about ONEOK, Inc. visit the Web site: www.oneok.com. For information about Texas Gas Service Company, visit the Web site: www.texasgasservice.com.

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